Exhibit 99.1

Cover-All Technologies Inc.	FOR IMMEDIATE RELEASE
55 Lane Road, Suite 300
Fairfield, NJ 07004
Tel: 978.461.5200

Cover-All Technologies Inc. Announces
Third Quarter 2009 Financial Results
COMPANY REPORTS 11TH CONSECUTIVE PROFITABLE QUARTER
CONTINUING REVENUE INCREASES 15.7% YEAR-TO-DATE

FAIRFIELD, NEW JERSEY (November 12, 2009) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the third quarter ended September 30, 2009.

Operational Highlights:

•
Continuing revenue (maintenance and ASP revenue from contracts) for the first nine months of 2009 was $5.3 million, up 15.7% compared to the $4.6 million in the prior-year period. Continuing revenue for the third quarter of 2009 was $1.8 million, up 10.5% from $1.6 million in the same period in 2008.

•
Professional services revenue for the first nine months of 2009 was $2.6 million, up 16.5% compared to $2.2 million in the same period in 2008. Professional services revenue for the third quarter of 2009 was $599,000, down 5.6% compared to $635,000 for the same period in 2008.

•	Total expenses (cost of revenue and operating expenses) for the first nine months of 2009 were flat at $7.7 million, compared to $7.7 million in the same period in 2008.
•
Net income for the nine months ended September 30, 2009 was $650,000, or $0.03 per share, compared to $2.6 million, or $0.11 per share, in the same period of 2008. Net income for the three months ended September 30, 2009 was $21,000, or $0.00 per share, compared to $1.7 million, or $0.07 per share, in the same quarter of 2008.

•
The Company’s balance sheet remains strong with stockholders’ equity at a record $8.0 million as of September 30, 2009. The Company completed the third quarter of 2009 with $3.7 million in cash, $4.8 million in working capital and no debt.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Cover-All maintained its profitability and expanded its continuing, or recurring, revenue base, setting the stage for continued success. The third quarter of 2008 was particularly strong, with $2.6 million in non-recurring license revenues booked, creating a challenging comparison for both the quarterly and year-to-date periods this year. However, we remain confident that we are on the right path.”

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2009 were $8.4 million, compared to $10.3 million for the same period in 2008, a decrease of 19%. License revenue was $484,000, compared to $3.5 million for the same period in 2008. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $5.3 million for the first nine months of 2009, up 15.7% from $4.6 million in the same period in 2008. Professional services revenue for the first nine months of 2009 was $2.6 million, up 16.5% compared to $2.2 million for the same period in 2008.

Total expenses (cost of revenue and operating expenses) for the first nine months of 2009 were flat at $7.7 million compared to $7.7 million for the same period in 2008. Net income for the nine months ended September 30, 2009 was $650,000, or $0.03 per share (based on 25.0 million weighted average diluted shares), compared to $2.6 million, or $0.11 per share (based on 24.3 million weighted average diluted shares), in the same period of 2008.

Third Quarter Financial Results

Total revenues for the three months ended September 30, 2009 were $2.6 million, compared to $4.8 million for the same period in 2008, a decrease of 46.8%. License revenue was $178,000, compared to $2.6 million for the same period in 2008. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $1.8 million for the third quarter of 2009, up 10.5% from $1.6 million in the same period in 2008. Professional services revenue for the third quarter of 2009 was $599,000, down 5.6% compared to $635,000 for the same period in 2008.

Total expenses (cost of revenue and operating expenses) for the three months ended September 30, 2009 decreased 19.6% to $2.5 million from $3.1 million for the three months ended September 30, 2008. Net income for the three months ended September 30, 2009 was $21,000, or $0.00 per share (based on 25.2 million weighted average diluted shares), compared to $1.7 million, or $0.07 per share (based on 25.1 million weighted average diluted shares), in the same quarter of 2008.

“We continue to execute our strategic plan and increase the long-term earnings power of the Company,” added Mr. Roblin, “Simultaneously, we are leveraging our strong financial position and consistent profitability to continue investments in research and development with the goal of broadening our product offering. As a result of our efforts, the independent analyst firm, Celent, gave our My Insurance Center™ product an extremely positive review in a recent report widely circulated within the insurance industry. This industry acclaim is helping our marketing efforts and has resulted in a notable increase of inquiries from potential customers, validating our confidence going forward.”

Balance Sheet

Stockholders’ equity was $8.0 million as of September 30, 2009 compared to $7.8 million as of December 31, 2008. Total assets decreased to $10.5 million as of September 30, 2009 compared to $11.0 million as of December 31, 2008. As of September 30, 2009, the Company had $3.7 million in cash, $4.8 million in working capital and no debt.

Conference Call Information

Management will conduct a live teleconference to discuss its third quarter 2009 financial results at 4:30 p.m. ET on Thursday, November 12, 2009. Anyone interested in participating should call 877-941-8418 if calling from the United States, or 480-629-9809 if dialing internationally. A replay will be available until November 19, 2009, which can be accessed by dialing 800-406-7325 within the United States and 303-590-3030 if dialing internationally. Please use passcode 4181228 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00006CBF.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted. Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 13, 2009, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$3,739,048	$4,686,470
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000 in 2009 and 2008)	1,985,127	2,055,815
Prepaid Expenses	666,120	334,804
Deferred Tax Asset	840,000	840,000
Total Current Assets	7,230,295	7,917,089
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	623,547	623,547
Less: Accumulated Depreciation	(355,659)	(300,164)
Property and Equipment – Net	267,888	323,383
Capitalized Software (Less Accumulated Amortization of $11,762,724 and $11,049,157, respectively)	2,063,482	1,848,111
Deferred Tax Asset	840,000	840,000
Other Assets	110,920	110,151
Total Assets	$10,512,585	$11,038,734

	September 30, 2009	December 31, 2008
	(Unaudited)
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$154,760	$227,007
Accrued Expenses Payable	427,400	1,061,065
Deferred Charges	22,503	22,503
Unearned Revenue	1,789,218	1,800,485
Total Current Liabilities	2,393,881	3,111,060
Long-Term Liabilities:
Deferred Charges	106,966	123,844
Total Liabilities	2,500,847	3,234,904
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 24,796,656 and 24,690,227 Shares Issued and 24,594,786 and 24,488,357 Shares Outstanding, Respectively	247,967	246,902
Paid-in Capital	29,481,249	29,185,646
Accumulated Deficit	(21,552,584)	(21,463,824)
Treasury Stock – At Cost – 201,870 Shares	(164,894)	(164,894)
Total Stockholders’ Equity	8,011,738	7,803,830
Total Liabilities and Stockholders’ Equity	$10,512,585	$11,038,734

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Licenses	$177,887	$2,551,197	$484,280	$3,520,596
Maintenance	1,242,784	1,088,629	3,740,263	3,036,143
Professional Services	599,341	634,919	2,585,908	2,219,236
Applications Service Provider (“ASP”) Services	530,616	515,764	1,534,304	1,521,358
Total Revenues	2,550,628	4,790,509	8,344,755	10,297,333
Cost of Revenues:
Licenses	229,192	810,447	721,512	1,347,328
Maintenance	625,058	694,208	1,821,613	1,763,290
Professional Services	307,960	319,607	1,246,482	960,930
ASP Services	391,968	391,604	1,164,601	950,377
Total Cost of Revenues	1,554,178	2,215,866	4,954,208	5,021,925
Direct Margin	996,450	2,574,643	3,390,547	5,275,408
Operating Expenses:
Sales and Marketing	252,018	130,238	688,541	572,963
General and Administrative	449,909	399,482	1,371,435	1,415,756
Research and Development	231,449	346,838	669,863	729,049
Total Operating Expenses	933,376	876,558	2,729,839	2,717,768
Operating Income	63,074	1,698,085	660,708	2,557,640
Other Income (Expense):
Interest Expense	—	(406)	—	(9,469)
Interest Expense – Related Party	—	—	—	(2,616)
Interest Income	216	12,067	6,084	15,111
Other Income	9,018	6,165	42,318	32,773
Total Other Income (Expense)	9,234	17,826	48,402	35,799
Income Before Income Taxes	72,308	1,715,911	709,110	2,593,439
Income Taxes	51,461	22,032	59,486	27,367
Net Income	$20,847	$1,693,879	$649,624	$2,566,072
Basic Earnings Per Common Share	$0.00	$0.07	$0.03	$0.11
Diluted Earnings Per Common Share	$0.00	$0.07	$0.03	$0.11
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	24,588,000	24,431,000	24,576,000	23,684,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,163,000	25,119,000	25,005,000	24,342,000